Exhibit 99.1

PPD Reports Second Quarter and Year to Date 2020 Results

Provides Third Quarter Guidance for Revenue and Adjusted EBITDA

WILMINGTON, N.C. (August 4, 2020)—PPD, Inc. (Nasdaq:PPD), a leading global contract research organization, today reported its financial results for the second quarter ended June 30, 2020.

Highlights

•	Net authorizations of $1,052.2 million, representing 12.4% growth over second quarter 2019 and resulting in a net book-to-bill ratio of 1.34x on a historical basis

•	Ending backlog of $7,581.3 million, representing 13.3% growth over second quarter 2019 on a historical basis

•	Revenue of $1,010.9 million, representing growth of 1.4% over second quarter 2019

•	Net loss attributable to common stockholders of $9.1 million, compared to net income of $25.7 million for the second quarter 2019

•	Adjusted EBITDA of $194.4 million, representing growth of 0.8% over second quarter 2019

•	Total liquidity of $991.4 million as of June 30, 2020, an increase of 11.8% over the first quarter of 2020

•	Further reduced cost of capital through repayment of revolver borrowings, redemption of senior notes due 2023 and issuance and sale of new senior notes due 2025 and 2028

•	Third quarter 2020 guidance for revenue of $1,065 million to $1,085 million; adjusted EBITDA of $211 million to $215 million

“We are very pleased with our commercial and financial results for the second quarter,” said David Simmons, PPD’s Chairman and CEO. “Our team has done an excellent job delivering for our customers despite the challenges presented by the COVID-19 pandemic. We are continuing to take necessary precautions to ensure the safety of our employees and patients while resuming delayed activities on both ongoing and new studies where possible. As the life sciences industry and regulators come together to develop vaccines and therapies for COVID-19, PPD is proud to have won more than 85 awards related to the virus.”

Second Quarter 2020 Results

Revenue for the three months ended June 30, 2020 increased 1.4% to $1,010.9 million, compared to $996.5 million for the three months ended June 30, 2019. At the segment level, Clinical Development Services revenue of $815.3 million decreased 2.2% and Laboratory Services revenue of $195.7 million grew 19.9%, each compared to the three months ended June 30, 2019.

Net loss attributable to common stockholders for the three months ended June 30, 2020 was $9.1 million, or $0.03 per diluted share, compared to net income attributable to common stockholders of $25.7 million, or $0.09 per diluted share, for the three months ended June 30, 2019. Adjusted net income for the three months ended June 30, 2020 was $87.1 million, or $0.25 per diluted share, compared to adjusted net income of $72.0 million, or $0.26 per diluted share, for the three months ended June 30, 2019.

Adjusted EBITDA for the three months ended June 30, 2020 was $194.4 million, compared to $192.8 million for the three months ended June 30, 2019.

Important disclosures about and reconciliations of non-GAAP measures to their most directly comparable GAAP measures, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, are provided in the “Non-GAAP Financial Measures” section of this press release.

Year to Date 2020 Results

Revenue for the six months ended June 30, 2020 increased 6.3% to $2,083.4 million, compared to $1,960.3 million for the six months ended June 30, 2019. At the segment level, Clinical Development Services revenue of $1,686.1 million grew 2.6% and Laboratory Services revenue of $397.2 million grew 25.1%, each compared to the six months ended June 30, 2019.

Net loss attributable to common stockholders for the six months ended June 30, 2020 was $4.9 million, or $0.01 per diluted share, compared to net income attributable to common stockholders of $21.2 million, or $0.08 per diluted share, for the six months ended June 30, 2019. Adjusted net income for the six months ended June 30, 2020 was $163.7 million, or $0.49 per diluted share, compared to adjusted net income of $127.9 million, or $0.46 per diluted share, for the six months ended June 30, 2019.

Adjusted EBITDA for the six months ended June 30, 2020 was $391.2 million, compared to $360.6 million for the six months ended June 30, 2019.

Backlog and Net Authorizations

The following tables provide selected information related to PPD’s backlog and net authorizations as of and for the three months ended June 30, 2020 compared to the three months ended June 30, 2019:

	Historical Basis		ASC 606 Direct Basis		ASC 606 Basis
(dollars in millions)	2020	% Change	2020	% Change	2020	% Change
Net authorizations	$1,052.2	12.4%	$1,052.2	12.4%	$1,580.2	25.8%
Ending backlog	7,581.3	13.3%	7,859.0	13.7%	11,189.4	14.7%
Backlog conversion	10.7%		10.1%		9.5%
Net book-to-bill	1.34x		1.37x		1.56x

Financial Position

As of June 30, 2020, cash and cash equivalents were $693.0 million, gross debt was $4,307.5 million and net debt was $3,614.5 million, resulting in a net leverage ratio of 4.5x trailing twelve month adjusted EBITDA.

In June 2020, PPD issued and sold $1.2 billion of senior notes consisting of (i) $500.0 million aggregate principal amount of 4.625% Senior Notes due 2025 and (ii) $700.0 million aggregate principal amount of 5.000% Senior Notes due 2028 (collectively, the “Notes”), in each case, under an indenture dated as of June 5, 2020. PPD used the net proceeds from the issuance and sale of the Notes to redeem all of the then existing 6.375% Senior Notes due 2023.

In June 2020, PPD repaid the $150.0 million it borrowed in March 2020 under its $300.0 million revolving credit facility and, accordingly, is not currently subject to the net secured leverage ratio financial covenant it had been subject to on March 31, 2020. As of June 30, 2020, PPD had $298.4 million of borrowing capacity under its revolving credit facility. Total liquidity, which is comprised of PPD’s borrowing capacity under its revolving credit facility and cash and cash equivalents of $693.0 million, was $991.4 million as of June 30, 2020.

Financial Guidance

PPD is announcing third quarter 2020 financial guidance as follows:

	Low - High ($)	Low - High (Y/Y%)
Revenue	$1,065 million to $1,085 million	+4% to +6%
Adjusted EBITDA	$211 million to $215 million	+4% to +6%

Third quarter 2020 guidance assumes foreign exchange rates as of June 30, 2020 will remain in effect for the rest of the third quarter.

Should site access, patient enrollment and other key operating metrics continue to improve at the same pace that they have over the last several months, PPD expects year-on-year growth rates for fourth quarter 2020 revenue and adjusted EBITDA to be similar or higher than third quarter 2020. Additional details on the expected operational and financial impacts of the COVID-19 pandemic and management’s outlook for the third and fourth quarters of 2020 will be provided during PPD’s second quarter 2020 earnings conference call.

Webcast and Conference Call Details

PPD will host a conference call on Wednesday, Aug. 5, 2020 at 8:30 a.m. (U.S. Eastern Time) to discuss its second quarter 2020 financial results and third quarter financial guidance. Investors and other interested parties may listen to a live webcast of the conference call by logging onto the investors section of PPD’s website at https://investors.ppd.com. An archive copy of the webcast will be available on the website after the call.

In addition, the conference call can be accessed live over the phone by dialing +1 877 407 0784, or for international callers, +1 201 689 8560. A replay will be available after the call and can be accessed by dialing +1 844 512 2921, or for international callers, +1 412 317 6671. The passcode for the live conference call and the replay is 13704938. The audio replay will be available until Wednesday, Aug. 19, 2020.

About PPD

PPD is a leading global contract research organization providing comprehensive, integrated drug development, laboratory and lifecycle management services. Our customers include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 46 countries and more than 24,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a firm commitment to quality to help customers bend the cost and time curve of drug development and optimize value in delivering life-changing therapies to improve health. For more information, visit www.ppd.com.

PPD Contacts

Media:	Investors:
Ned Glascock	+1 910 558 2899
+1 910 558 8760	investors@ppd.com
ned.glascock@ppd.com

Forward-Looking Statements

This press release contains forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “guidance,” “believe,” “intend,” “project,” “outlook,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and other similar expressions, including forward-looking statements about the impact from the novel coronavirus disease (the “COVID-19 pandemic”). Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, including the impact from the COVID-19 pandemic, and our ability to achieve our projected financial guidance, and therefore actual results might differ materially from those expressed in these forward-looking statements. Factors that might materially affect such forward-looking statements include: the magnitude, continued duration, geographic reach and ongoing impact on the global economy and capital and credit markets of the COVID-19 pandemic; the current and uncertain future impact from the COVID-19 pandemic on our business, growth, reputation, prospects, financial condition, results of operations (including components of our financial results), cash flows and liquidity; the fragmented and highly competitive nature of the drug development services industry; changes in trends in the biopharmaceutical industry, including decreases in research and development spending and outsourcing; our ability to keep pace with rapid technological changes that could make our services less competitive or obsolete; the U.S. and international healthcare industry is subject to political, economic and/or regulatory influences and changes, such as healthcare reform, all of which could adversely affect both our customers’ and our businesses; any failure of our backlog to accurately predict or convert into future revenue; the fact that our customers can terminate, delay or reduce the scope of our contracts with them upon short notice or with no notice; the impact of industry, customer and therapeutic area concentration; our ability to accurately price our contracts and manage our costs associated with performance of such contracts; any failures in our information and communication systems, including cybersecurity breaches impacting us or our customers, clinical trial participants or employees; any failure to perform services in accordance with contractual requirements, regulatory standards and ethical standards; our ability to recruit, retain and motivate key personnel, including the loss of any key executive who becomes seriously ill with COVID-19; our ability to access clinical research sites, attract suitable investigators or enroll a sufficient number of patients (including as a result of COVID-19) for our customers’ clinical trials; any failure by us to comply with numerous privacy laws; our dependence on third parties for critical goods and support services, including a significant impact from the COVID-19 pandemic on our suppliers; our dependence on our technology network, and the impact from upgrades to the network; any violation of laws, including laws governing the conduct of clinical trials or other biopharmaceutical research, and anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010; competition between our existing and potential customers and the potential negative impact on our business; our management of business restructuring transactions and the integration of acquisitions; risks related to the drug development services industry that could result in potential liability that could affect our business, reputation and financial condition; any failure of our insurance to cover the potential liabilities, including indemnification obligations, associated with the operation of our business and provision of services; our use of biological and hazardous materials, which could violate law or cause injury or death resulting in liability; international or U.S. economic, currency, political and other risks, such as the COVID-19 pandemic; disruptions to our operations by the occurrence of a natural disaster, pandemic (such as the COVID-19 pandemic) or other catastrophic events; economic conditions and regulatory changes relating to the United Kingdom’s exit from the European Union; any inability to adequately protect our intellectual property or the security of our systems and the data stored therein; consolidation amongst our customers, and the potential for rationalization of the combined drug development pipeline, resulting in fewer products in clinical development; any patent or other intellectual property litigation we might be involved in; changes in tax laws, such as U.S. tax reform, or interpretations of existing tax laws; our investments in third parties, which are illiquid and subject to loss; the substantial value of our goodwill and intangible assets, which we might not fully realize, resulting in impairment losses; difficult and volatile conditions in the capital and credit markets and in the overall economy, including those caused by the COVID-19 pandemic; risks related to our indebtedness; risks related to ownership of our common stock; the significant influence certain stockholders have over us; and other factors beyond our control. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Backlog and Net Authorizations

Revenue is comprised of direct, third-party pass-through and out-of-pocket revenue from providing services to customers. Direct revenue represents revenue associated with the direct services. Third-party pass-through and out-of-pocket revenue (collectively, “indirect revenue”) represents the reimbursement by customers of third-party pass-through and out-of-pocket costs incurred by PPD under its contracts with customers.

Historically, PPD reported backlog and net authorizations on a basis which excluded indirect revenues and the impact of Accounting Standards Codification (“ASC”) 606 (“ASC 606”) on direct revenue (“Historical Basis”). During the first quarter of 2020, PPD began to assess backlog and net authorizations on an ASC 606 direct revenue basis (“ASC 606 Direct Basis”) and an ASC 606 total direct and indirect revenue basis (“ASC 606 Basis”).

Net authorizations represent new business awards, net of award or contract modifications, contract cancellations, foreign currency fluctuations and other adjustments. Backlog for all periods represents anticipated revenues for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, awards that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months. Backlog conversion represents the quarterly average of revenues for the period divided by opening backlog for that period. The net book-to-bill ratio represents the amount of net authorizations for the period divided by revenues recognized in that period.

Due to the COVID-19 pandemic, some PPD customers have delayed new studies and/or paused ongoing studies or certain activities in ongoing studies, such as patient recruitment, patient enrollment, site visits and site monitoring. These delays have impacted, and will continue to impact, the timing and extent to which backlog has and will convert to revenue. PPD has not adjusted backlog to remove the backlog associated with these studies as the customers for these studies have not canceled these studies or notified PPD of their intent to cancel these studies. Net authorizations and backlog include new business awards associated with COVID-19.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net leverage ratio and total liquidity. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial performance or financial position that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss attributable to common stockholders of PPD, adjusted for changes in recapitalization investment portfolio consideration and net income or loss attributable to noncontrolling interest and before interest expense, net, provision for or benefit from income taxes and depreciation and amortization and eliminates (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income or loss that we do not consider indicative of our ongoing operating performance. Adjusted net income (and adjusted diluted earnings per share) consists of net income or loss (and diluted earnings or loss per share) attributable to common stockholders of PPD before amortization and the elimination of (i) non-operating income or expense and (ii) impacts of certain non-cash, unusual or other items that are included in net income or loss that we do not consider indicative of our ongoing operating performance. In the case of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, we believe that making such adjustments provides management and investors meaningful information to understand our operating performance and ability to analyze financial and business trends on a period-to-period basis. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we note that revenue generated from such intangibles is included within revenue in determining net income or loss attributable to common stockholders of PPD.

Other companies in our industry may calculate adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net leverage ratio and total liquidity differently than we do. As a result, these non-GAAP financial measures have limitations as analytical and comparative tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net leverage ratio and total liquidity should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In calculating these performance and liquidity financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. Our presentation of adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, net debt, net leverage ratio and total liquidity should not be construed as an inference that our future results and financial position will be unaffected by unusual items. Net debt consists of the outstanding principal balance of the term loan, senior unsecured notes, other debt, finance lease obligations and revolving credit borrowings, less cash and cash equivalents, and the net leverage ratio is equal to net debt divided by trailing twelve month adjusted EBITDA.

PPD has not reconciled the forward-looking adjusted EBITDA guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, including, but not limited to, costs related to unplanned acquisitions, incentive compensation (including stock-based compensation), transaction costs, recapitalization portfolio interest consideration, uncertainties caused by the global COVID-19 pandemic and other items not reflective of PPD’s ongoing operations, which are potential adjustments to future earnings. PPD expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

PPD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$1,010,918	$996,531	$2,083,380	$1,960,269
Operating costs and expenses:
Direct costs, exclusive of depreciation and amortization	374,839	375,503	789,278	742,705
Reimbursed costs	223,807	221,873	474,657	446,892
Selling, general and administrative expenses	237,616	236,055	485,392	454,435
Depreciation and amortization	68,763	65,589	135,078	131,007

Total operating costs and expenses	905,025	899,020	1,884,405	1,775,039

Income from operations	105,893	97,511	198,975	185,230
Interest expense, net	(51,403)	(76,870)	(116,113)	(143,393)
Loss on extinguishment of debt	(43,469)	—	(93,534)	—
Gain (loss) on investments	96,621	6,490	69,749	(7,610)
Other (expense) income, net	(26,238)	11,986	3,056	(12,315)

Income before provision for income taxes	81,404	39,117	62,133	21,912
Provision for income taxes	17,230	6,642	9,513	3,343

Income before equity in losses of unconsolidated affiliates	64,174	32,475	52,620	18,569
Equity in losses of unconsolidated affiliates, net of income taxes	(2,063)	(362)	(3,629)	(690)

Net income	62,111	32,113	48,991	17,879
Net income attributable to noncontrolling interest	(194)	(1,368)	(2,912)	(2,229)

Net income attributable to PPD, Inc.	61,917	30,745	46,079	15,650
Recapitalization investment portfolio consideration	(71,059)	(5,029)	(50,997)	5,599

Net (loss) income attributable to common stockholders of PPD, Inc.	$(9,142)	$25,716	$(4,918)	$21,249

(Loss) income per share attributable to common stockholders of PPD, Inc.:
Basic	$(0.03)	$0.09	$(0.01)	$0.08
Diluted	$(0.03)	$0.09	$(0.01)	$0.08
Weighted-average common shares outstanding:
Basic	348,584	279,187	333,023	279,137
Diluted	348,584	279,332	333,023	279,484

PPD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except par value)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$693,035	$345,187
Accounts receivable and unbilled services, net	1,397,880	1,326,614
Income taxes receivable	31,675	27,437
Prepaid expenses and other current assets	117,137	119,776

Total current assets	2,239,727	1,819,014
Property and equipment, net	454,888	458,845
Investments in unconsolidated affiliates	29,224	34,028
Investments	319,673	250,348
Goodwill, net	1,746,728	1,764,104
Intangible assets, net	803,009	892,091
Other assets	144,616	156,220
Operating lease right-of-use assets	168,653	181,596

Total assets	$5,906,518	$5,556,246

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable	$125,454	$130,060
Accrued expenses:
Payables to investigators	330,672	322,231
Accrued employee compensation	263,749	263,834
Accrued interest	4,439	44,527
Other accrued expenses	177,204	138,632
Income taxes payable	12,018	15,161
Unearned revenue	1,105,651	1,110,872
Current portion of operating lease liabilities	47,711	45,962
Current portion of long-term debt and finance lease obligations	35,939	35,794

Total current liabilities	2,102,837	2,107,073
Accrued income taxes	17,306	38,465
Deferred tax liabilities	79,930	92,225
Recapitalization investment portfolio liability	242,675	191,678
Long-term operating lease liabilities, less current portion	139,240	153,766
Long-term debt and finance lease obligations, less current portion	4,240,010	5,608,134
Other liabilities	119,037	33,017

Total liabilities	6,941,035	8,224,358
Redeemable noncontrolling interest	33,609	30,036
Stockholders’ deficit:
Common stock—$0.01 par value; 2,000,000 and 2,080,000 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 349,312 shares issued and 348,586 shares outstanding as of June 30, 2020, and 280,127 shares issued and 279,426 shares outstanding as of December 31, 2019	3,493	2,801
Treasury stock, at cost, 726 shares and 701 shares as of June 30, 2020 and December 31, 2019, respectively	(13,268)	(12,707)
Additional paid-in-capital	1,787,645	1,983
Accumulated deficit	(2,397,045)	(2,391,321)
Accumulated other comprehensive loss	(448,951)	(298,904)

Total stockholders’ deficit	(1,068,126)	(2,698,148)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$5,906,518	$5,556,246

PPD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$48,991	$17,879
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,078	131,007
Stock-based compensation expense	10,690	8,523
Non-cash operating lease expense	21,710	20,338
Amortization of debt issuance costs, modification costs and debt discounts	6,013	6,655
Non-cash losses (gains) on interest rate swaps	4,965	(4,739)
(Gain) loss on investments	(69,749)	7,610
Deferred income tax expense (benefit)	18,575	(1,937)
Loss on extinguishment of debt	93,534	—
Amortization of costs to obtain a contract	4,660	5,802
Other	2,060	317
Change in operating assets and liabilities, net of effect of business acquired:
Accounts receivable and unbilled services, net	(96,636)	(60,243)
Prepaid expenses and other current assets	29,362	1,858
Other assets	(24,134)	(26,808)
Income taxes, net	(28,480)	(22,465)
Accounts payable, accrued expenses and other liabilities	(22,312)	(51,700)
Operating lease liabilities	(21,244)	(19,014)
Unearned revenue	17,694	104,842

Net cash provided by operating activities	130,777	117,925

Cash flows from investing activities:
Purchases of property and equipment	(68,508)	(47,437)
Acquisition of business, net of cash and cash equivalents acquired	1,664	(5,731)
Capital contributions paid for investments, net of distributions received	(1,918)	(1,949)
Investments in unconsolidated affiliates	—	(30,000)
Other	—	771

Net cash used in investing activities	(68,762)	(84,346)

Cash flows from financing activities:
Purchase of treasury stock	(626)	(2,029)
Proceeds from exercise of stock options	2,709	3,448
Borrowing on Revolving Credit Facility	150,000	—
Repayment of Revolving Credit Facility	(150,000)	—
Proceeds from issuance of senior notes	1,200,000	891,000
Redemption of HoldCo Notes	(1,464,500)	—
Redemption of OpCo Notes	(1,160,865)	—
Payments on long-term debt and finance leases	(23,153)	(17,128)
Payment of debt issuance and debt modification costs	(17,232)	(27,612)
Net proceeds from initial public offering	1,772,960	—
Return of capital and special dividend to stockholders	—	(1,086,000)

Net cash provided by (used in) financing activities	309,293	(238,321)

Effect of exchange rate changes on cash and cash equivalents	(23,460)	2,988

Net increase (decrease) in cash and cash equivalents	347,848	(201,754)
Cash and cash equivalents, beginning of the period	345,187	553,066

Cash and cash equivalents, end of the period	$693,035	$351,312

PPD, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30, 2020
	2020	2019	2020	2019
Net (loss) income attributable to common stockholders of PPD, Inc.	$(9,142)	$25,716	$(4,918)	$21,249	$28,500
Recapitalization investment portfolio consideration	71,059	5,029	50,997	(5,599)	49,750
Net income attributable to noncontrolling interest	194	1,368	2,912	2,229	5,617

Net income	62,111	32,113	48,991	17,879	83,867
Reconciliation to Adjusted EBITDA:
Interest expense, net	51,403	76,870	116,113	143,393	284,464
Provision for income taxes	17,230	6,642	9,513	3,343	9,127
Depreciation and amortization	68,763	65,589	135,078	131,007	268,901
Stock-based compensation expense	5,418	4,789	10,690	8,523	17,799
Option holder special bonuses (a)	2,038	12,154	4,143	12,154	10,863
Other expense (income), net	26,238	(11,986)	(3,056)	12,315	11,772
Goodwill and other asset impairments	—	—	—	—	1,284
Sponsor fees and related costs (b)	—	1,003	448	1,936	2,317
Severance and charges for other cost reduction activities (c)	1,484	3,436	2,238	6,048	6,588
Transaction-related and public company transition costs (d)	2,433	4,829	6,058	8,820	20,188
Loss on extinguishment of debt	43,469	—	93,534	—	93,534
(Gain) loss on investments (e)	(96,621)	(6,490)	(69,749)	7,610	(58,316)
Other adjustments (f)	10,407	3,856	37,230	7,617	55,143

Adjusted EBITDA	$194,373	$192,805	$391,231	$360,645	$807,531

Reconciliation to Adjusted Net Income:
Net income	$62,111	$32,113	$48,991	$17,879
Amortization of intangible assets	39,388	40,364	79,085	81,107
Amortization of debt issuance and modification costs and debt discount	2,156	4,080	6,013	6,655
Amortization of accumulated other comprehensive income on derivative instruments	(3,804)	(2,329)	(6,146)	(4,739)
Stock-based compensation expense	5,418	4,789	10,690	8,523
Option holder special bonuses (a)	2,038	12,154	4,143	12,154
Other expense (income), net	26,238	(11,986)	(3,056)	12,315
Sponsor fees and related costs (b)	—	1,003	448	1,936
Severance and charges for other cost reduction activities (c)	1,484	3,436	2,238	6,048
Transaction-related and public company transition costs (d)	2,433	4,829	6,058	8,820
Loss on extinguishment of debt	43,469	—	93,534	—
(Gain) loss on investments (e)	(96,621)	(6,490)	(69,749)	7,610
Other adjustments (f)	10,407	3,856	37,230	7,617

Total adjustments	32,606	53,706	160,488	148,046

Tax effect of adjustments (g)	(7,575)	(13,795)	(41,053)	(38,048)
Other tax adjustments (g)	—	—	(4,776)	—

Adjusted net income	$87,142	$72,024	$163,650	$127,877

Diluted weighted average common shares outstanding	348,584	279,332	333,023	279,484

Adjusted diluted earnings per share (h)	$0.25	$0.26	$0.49	$0.46

PPD, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(unaudited)

(in thousands, except net leverage ratio)

	As Reported
Calculation of Net Leverage Ratio as of June 30, 2020
Gross debt	$4,307,515
Less: Cash and cash equivalents	693,035

Net debt	$3,614,480

Trailing twelve month adjusted EBITDA	$807,531

Net leverage ratio (net debt/trailing twelve months adjusted EBITDA)	4.5	x

(a)	Represents PPD’s costs associated with special cash bonuses paid to PPD’s option holders.
(b)

Represents management fees incurred under consulting services agreements with certain investment funds of Hellman & Friedman LLC and its affiliates and The Carlyle Group, Inc. and its affiliates. These consulting services agreements terminated upon consummation of PPD’s IPO.

(c)

Represents employee separation costs, exit and disposal costs with the full or partial exit of certain leased facilities, costs associated with planned employee reorganizations and other contract termination costs from various cost-reduction activities.

(d)

Represents integration and transaction costs incurred with completed or contemplated acquisitions, costs incurred in connection with PPD’s IPO, other transaction costs and costs associated with PPD’s public company transition.

(e)	Represents the fair value accounting gains or losses primarily from PPD’s investments in Auven Therapeutic Holdings, L.P. and venBio Global Strategic Fund, L.P.
(f)

Other adjustments include amounts that management believes are not representative of our operating performance. These adjustments include implementation costs associated with a new enterprise resource planning application, one-time costs incurred in 2020 associated with the termination of a long-term incentive program which has been replaced by a traditional stock-based program in 2020, advisory costs associated with the adoption of new accounting standards, one-time costs and income associated with the COVID-19 pandemic and other unusual charges or income.

(g)

Non-GAAP adjustments were tax effected at an estimated blended effective tax rate of 26%, excluding the change in recapitalization investment portfolio consideration. The non-recurring net benefit for the six months ending June 30, 2020 is reflected as an adjustment as it is not representative of PPD’s operating performance.

(h)	The effect of certain securities considered anti-dilutive under GAAP, if included, would not change adjusted diluted earnings per share as presented for the three and six months ended June 30, 2020.